UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported: November 7, 2012)
Innophos Holdings, Inc. (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)
Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)
259 Prospect Plains Road Cranbury, New Jersey 08512 (Address of Principal Executive Offices, including Zip Code)
(609) 495-2495 (Registrants’ Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 7, 2012, our wholly owned Mexican subsidiary, Innophos Fosfatados de Mexico, S. de R.L. de C.V., or Fosfatados, entered into a new concession title agreement for its dock facilities at our Coatzacoalcos, Veracruz, Mexico plant with Administracion Portuaria Integral de Coatzacoalcos, S.A. de C.V. , a Mexican corporation serving as the local port authority, or API.  The effective date of the agreement is November 1, 2012. The concession title granted to Fosfatados by API sets forth the rights of Fosfatados to use and maintain the granted property, has a term of 20 years, and may be extended for a similar period but limited to the term of the API Concession. The new concession title agreement maintains substantially the same terms, conditions and rights as the former Ministry of Communications and Transportation concession title to Fosfatados.  Pursuant to Mexican Duty Rate Law, Fosfatados is required to pay annual duties for the dock based on the appraised value of the facility.

An English translation copy of the concession title agreement  (in redacted form pending a Confidential Treatment Request submitted to the staff of the Securities and Exchange Commission) has been filed as Exhibit 99.1 to this Current Report on Form 8-K, and the foregoing description is hereby qualified in its entirety to such exhibit, to which reference is hereby made.

Exhibit No.	Description
99.1
Partial Assignment of Rights and Obligations Agreement dated November 1, 2012, by and between Administracion Portuaria Integral de Coatzacoalcos, S.A. de C.V. and Innophos Fosfatados de Mexico, S. de R.L. de C.V

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.
By:
	Name:	William N. Farran
Date: November 9, 2012	Title:	Vice President & General Counsel